Exhibit 99.1

Company Contact

David B. Lyle

Chief Financial Officer

investors@airgain.com

Airgain Reports Second Quarter 2020 Financial Results

San Diego, CA, August 6, 2020 – Airgain, Inc. (Nasdaq: AIRG), a leading provider of advanced antenna technologies used to enable high performance wireless networking across a broad range of devices and markets, including consumer, enterprise, and automotive, today announced GAAP net loss of $0.7 million and GAAP EPS of $(0.08) for the three months ended June 30, 2020 (Q2-20). The Q2-20 net loss decreased $0.5 million from net loss of $1.2 million for the three months ended March 31, 2020 (Q1-20). Q2-20 non-GAAP net income totaled $0.2 million or $0.02 per share compared to non-GAAP net loss of $0.5 million or $(0.05) per share in Q1-20. Adjusted EBITDA increased to $0.3 million in Q2-20 compared to Adjusted EBITDA of $(0.4) million in Q1-20 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

“I am pleased that we exceeded our expectations for Q2 financial results and are seeing very strong demand for our products in the third quarter, even in this very challenging environment.  We also delivered on reducing manufacturing risk away from China by expanding our contract manufacturing to southeast Asia with a very solid and experienced antenna manufacturer,” said Airgain’s Chief Executive Officer and President, Jacob Suen. “More importantly, our progress on our game changing new platform, AirgainConnect, has already begun drawing attention from potential customers and our field testing shows that our first product is performing to our expectations. We also successfully delivered on attaining device certification on the AT&T network.”

Second Quarter 2020 Financial Highlights

•	Sales of $11.4 million
•	Gross margin of 47.1%
•	Net loss of $0.7 million
•	GAAP earnings per share of $(0.08)
•	Non-GAAP earnings per share of $0.02
•	Adjusted EBITDA of $0.3 million

Second Quarter 2020 Financial Results

Sales increased 2.1% to  $11.4 million in Q2-20 compared to $11.2 million in Q1-20. This increase was primarily due to partial recovery from COVID-19 related revenue declines from carriers in Q1‑20. Our Q2-20 sales decreased $3.1 million compared to sales of $14.5 million in the three months ended June 30, 2019 (Q2-19). The lower sales were primarily driven by impacts from COVID-19 and a product cycle transition for several large volume embedded antenna products.

Gross profit increased 1.3% in Q2-20 to $5.4 million from $5.3 million in Q1-20. Gross margin was 47.1% in Q2-20, which decreased from 47.5% in Q1-20 largely due to unfavorable product sales mix. Q2-20 gross margin increased 0.9% from 46.2% in Q2-19 due to a favorable change in the product sales mix and manufacturing costs improvement efforts.

Total operating expenses of $6.0 million for Q2-20 decreased 9.7% compared to $6.6 million in Q1‑20 primarily due to a decrease in personnel-related expenses and lower travel expenses. Q2‑20 operating expenses decreased 3.2% from $6.2 million in Q2-19. The decrease was primarily due to a decrease in personnel-related expenses, lower travel expenses, and tradeshow cancellations.

Q2‑20 non-GAAP operating expenses totaled $5.2 million compared to non-GAAP operating expenses of $5.8 million in Q1-20. Non-GAAP operating expenses for Q2-19 were $5.5 million (see note regarding "Use of Non-GAAP Financial Measures," below for further discussion of this non-GAAP measure).

Net loss totaled $0.7 million or $(0.08) per share (based on 9.7 million shares), compared to a net loss of $1.2 million or $(0.12) per share (based on 9.7 million shares) in Q1-20. The Q2-20 net loss increased $1.4 million as compared to the Q2-19 net income of $0.7 million or $0.07 per share (based on 10.1 million diluted shares). Q2-20 non-GAAP net income totaled $0.2 million or $0.02 per share (based on 9.9 million diluted shares), compared to non-GAAP net loss of $0.5 million or $(0.05) per share (based on 9.7 million shares) in Q1-20. Non-GAAP net income in Q2-19 was $1.2 million or $0.12 per share (based on 10.1 million diluted shares) (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and stock-based compensation) increased to $0.3 million in Q2-20 compared to Adjusted EBITDA of $(0.4) million in Q1-20. The Q2-19 Adjusted EBITDA was $1.3 million (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

First Six Months 2020 Financial Highlights

•	Sales of $22.7 million
•	Gross margin of 47.3%
•	Net loss of $1.9 million
•	GAAP earnings per share of $(0.20)
•	Non-GAAP earnings per share of $(0.03)
•	Adjusted EBITDA of $(0.03) million

First Six Months 2020 Financial Results

Sales decreased 23.4% to $22.7 million in the first six months of 2020 compared to $29.6 million in the same six month period a year ago. The lower sales were primarily driven by impacts from COVID-19 and a product cycle transition for several large volume embedded antenna products.

Gross profit decreased 20.4% in the first six months of 2020 to $10.7 million from $13.5 million in the same six month period a year ago. Gross margin was 47.3% in the first six months of 2020, which increased from 45.6% in the same six month period a year ago and is largely due to a favorable change in product sales mix and manufacturing costs improvement efforts.

Total operating expenses of $12.6 million for the first six months of 2020 decreased 1.3% compared to $12.8 million in the same six month period a year ago. The decrease was primarily due to lower travel expenses and tradeshow cancellations, but partially offset by an increase in engineering product development costs. Non-GAAP operating expenses totaled $11.0 million in the  first six months of 2020 compared to non-GAAP operating expenses of $11.5 million in the same six month period a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

In the first six months of 2020 net loss totaled $1.9 million or $(0.20) per share (based on 9.7 million shares), compared to net income of $1.0 million or $0.10 per share (based on 10.1 million diluted shares) in the same six month period a year ago. For the first six months of 2020 non-GAAP net loss totaled $0.3 million or $(0.03) per share (based on 9.7 million shares), compared to non-GAAP net income of $2.1 million or $0.20 per share (based on 10.1 million diluted shares) in the same six month period a year ago (see note regarding "Use of Non-GAAP Financial Measures," below for further discussion of this non-GAAP measure).

Adjusted EBITDA decreased to $(0.03) million in the first six months of 2020 compared to Adjusted EBITDA of $2.3 million in the same six month period a year ago (see note regarding "Use of Non-GAAP Financial Measures," below for further discussion of this non-GAAP measure).

Third Quarter 2020 Financial Outlook

•	Total sales are expected to be in the range of $12.0 million to $13.5 million
-

Expected sales strength from the Consumer market, primarily due to a recovery from COVID-19 slowdown in the first six months of 2020 and including transitions of newer products from two major service providers, as well as strength in Enterprise market sales.

•	Gross margin is expected to be in the range of 46% to 47%
•	Non-GAAP operating expense is expected to be $5.4 million, plus or minus $0.1 million

Our financial outlook for the three months ending September 30, 2020 (Q3-20), including reconciliations of GAAP to non-GAAP and Adjusted EBITDA, can be found at the end of this press release.

Conference Call

Airgain management will hold a conference call today Thursday, August 6, 2020, at 4:30 p.m. Eastern (1:30 p.m. Pacific) to discuss financial results for the second quarter ended June 30, 2020, and to provide an update on business conditions.

Airgain management will host the presentation, followed by a question and answer period.

Date: Thursday, August 6, 2020

Time: 4:30 p.m. Eastern (1:30 p.m. Pacific)

Please follow the below web address to register for the Second Quarter 2020 Conference Call.  Upon registering, you will be provided call details with a unique ID. There will be a reminder email sent out to all registered participants. If you are having technical difficulties registering online, please use the phone registration by calling 888- 869-1189 or 706- 643-5902.

Registration: http://www.directeventreg.com/registration/event/1099124

The conference call will be broadcast simultaneously and available for replay via the investor relations section of the company's website.

A replay of the call is available after 7:30 p.m. Eastern on the same day through September 5, 2020.

U.S. replay dial-in: 855-859-2056 or 404-537-3406

Replay ID: 1099124

About Airgain, Inc.

Airgain is a leading provider of advanced antenna technologies used to enable high performance wireless networking across a broad range of devices and markets, including consumer, enterprise, and automotive. Combining design-led thinking with testing and development, Airgain works in partnership with the entire ecosystem, including carriers, chipset suppliers, OEMs, and ODMs. Airgain’s antennas are deployed in carrier, fleet, enterprise, residential, private, government, and public safety wireless networks and systems, including set-top boxes, access points, routers, modems, gateways, media adapters, portables, digital televisions, sensors, and fleet and asset tracking devices. Airgain is headquartered in San Diego, California, and maintains design and test centers in the U.S., U.K., and China. For more information, visit airgain.com, or follow us on LinkedIn and Twitter.

Airgain and the Airgain logo are registered trademarks of Airgain, Inc.

Forward-Looking Statements

Airgain cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company's current beliefs and expectations. These forward-looking statements include statements regarding reducing manufacturing risk out of China; the potential for our AirgainConnect to serve as a game changing platform and the performance thereof; and our Q3-20 financial outlook. The inclusion of forward-looking statements should not be regarded as a representation by Airgain that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: the market for our antenna products is developing and may not develop as we expect; our operating results may fluctuate significantly, including based on seasonal factors, which makes future operating results difficult to predict and could cause our operating results to fall below expectations or guidance; the COVID-19 pandemic may continue to disrupt and otherwise adversely affect our operations and those of our suppliers, partners, distributors and ultimate end customers, and the overall supply chain that our antennas are used in, as well as adversely affecting the general U.S. and global economic conditions and financial markets, and, ultimately, our sales and operating results; our products are subject to intense competition, including competition from the customers to whom we sell and competitive pressures from existing and new companies may harm our business, sales, growth rates, and market share; risks associated with the performance of our products including risks associated with introducing AirgainConnect into the newly licensed Band 14 frequencies; our future success depends on our ability to develop and successfully introduce new and enhanced products for the wireless market that meet the needs of our customers, including our ability to transition to provide a more diverse solutions capability; our ability to identify and consummate strategic acquisitions and partnerships; we sell to customers who are extremely price conscious, and a few customers represent a significant portion of our sales, and if we lose any of these customers, our sales could decrease significantly; we rely on a few contract manufacturers to produce and ship all of our products, a single or limited number of suppliers for some components of our products and channel partners to sell and support our products, and the failure to manage our relationships with these parties successfully could adversely affect our ability to market and sell our products; risks associated with ramping up and relying on a new third-party manufacturer; if we cannot protect our intellectual property rights, our competitive position could be harmed or we could incur significant expenses to enforce our rights; and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income (loss) attributable to common stockholders (non-GAAP net income (loss)), non-GAAP earnings per (basic or diluted) share (non-GAAP EPS), and non-GAAP operating expenses. We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance.

In computing Adjusted EBITDA, non-GAAP net income (loss), and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock awards; other income, which includes loss on disposals and/or interest income offset by interest expense; depreciation and/or amortization; and provision for income taxes. In computing non-GAAP operating expenses we exclude stock-based compensation expense and amortization. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company's non-cash operating expenses; we believe that providing non-GAAP financial measures that exclude non-cash expense allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision making and for evaluating our own core business operating results over different periods of time. Management considers these types of expenses and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control and are not necessarily reflective of operational performance during a period.

Our Adjusted EBITDA, non-GAAP net income (loss), non-GAAP EPS, and non-GAAP operating expenses measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income (loss), non-GAAP EPS, and non-GAAP operating expenses are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. Reconciliations with specific adjustments to GAAP results and outlooks are provided at the end of this release.

Airgain, Inc.

Unaudited Condensed Balance Sheets

(in thousands, except per share data)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$28,593	$13,197
Short term investments	6,520	21,686
Trade accounts receivable	4,587	7,656
Inventory	871	1,193
Prepaid expenses and other current assets	1,162	1,361
Total current assets	41,733	45,093
Property and equipment, net	2,211	2,126
Goodwill	3,700	3,700
Customer relationships, net	2,868	3,110
Intangible assets, net	607	687
Other assets	203	10
Total assets	$51,322	$54,726
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,258	$3,838
Accrued bonus	845	1,385
Accrued liabilities and other	1,355	1,536
Total current liabilities	4,458	6,759
Deferred tax liability	30	52
Deferred rent obligation under operating lease	55	11
Total liabilities	4,543	6,822
Stockholders’ equity:
Common stock, par value $0.0001, 200,000 shares authorized; 10,188 shares issued and 9,654 shares outstanding at June 30, 2020; and 10,146 shares issued and 9,681 shares outstanding at December 31, 2019	1	1
Additional paid-in capital	98,035	96,622
Treasury stock, at cost: 534 shares and 465 shares at June 30, 2020, and December 31, 2019, respectively	(5,267)	(4,659)
Accumulated other comprehensive income	16	8
Accumulated deficit	(46,006)	(44,068)
Total stockholders’ equity	46,779	47,904
Commitments and contingencies (note 12)
Total liabilities and stockholders’ equity	$51,322	$54,726

Airgain, Inc.

Unaudited Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
	2020		2019	2020	2019
Sales	$11,446	$11,216	$14,462	$22,662	$29,570
Cost of goods sold	6,052	5,891	7,777	11,943	16,100
Gross profit	5,394	5,325	6,685	10,719	13,470
Operating expenses:
Research and development	2,224	2,418	2,203	4,642	4,541
Sales and marketing	1,379	1,539	2,229	2,918	4,503
General and administrative	2,389	2,678	1,757	5,067	3,752
Total operating expenses	5,992	6,635	6,189	12,627	12,796
Income (loss) from operations	(598)	(1,310)	496	(1,908)	674
Other expense (income):
Interest income, net	(47)	(124)	(189)	(171)	(376)
Other expense	11	—	—	11	—
Total other income	(36)	(124)	(189)	(160)	(376)
Income (loss) before income taxes	(562)	(1,186)	685	(1,748)	1,050
Provision for income taxes	174	16	23	190	52
Net income (loss)	$(736)	$(1,202)	$662	(1,938)	998
Net income (loss) per share:
Basic	$(0.08)	$(0.12)	$0.07	$(0.20)	$0.10
Diluted	$(0.08)	$(0.12)	$0.07	$(0.20)	$0.10
Weighted average shares used in calculating income (loss) per share:
Basic	9,683	9,690	9,697	9,686	9,661
Diluted	9,683	9,690	10,128	9,686	10,071

Airgain, Inc.

Unaudited Condensed Statements of Cash Flows

(in thousands)

	Six months ended June 30,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$(1,938)	$998
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	242	268
Loss on disposal of property and equipment	11	—
Amortization	322	328
Amortization of premium (discounts) on investments, net	27	(185)
Stock-based compensation	1,322	1,056
Deferred tax liability	(22)	(8)
Changes in operating assets and liabilities:
Trade accounts receivable	3,069	(2,709)
Inventory	322	256
Prepaid expenses and other assets	188	(41)
Accounts payable	(1,576)	1,231
Accrued bonus	(540)	(1,168)
Accrued liabilities and other	(137)	198
Net cash provided by operating activities	1,290	224
Cash flows from investing activities:
Purchases of available-for-sale securities	(752)	(21,065)
Maturities of available-for-sale securities	15,899	20,870
Purchases of property and equipment	(349)	(405)
Net cash provided by (used in) investing activities	14,798	(600)
Cash flows from financing activities:
Repurchases of common stock	(608)	(193)
Proceeds from issuance of common stock, net	91	589
Net cash provided by (used in) financing activities	(517)	396
Net increase in cash, cash equivalents and restricted cash	15,571	20
Cash, cash equivalents, and restricted cash; beginning of period	13,197	13,621
Cash, cash equivalents, and restricted cash; end of period	$28,768	$13,641
Supplemental disclosure of cash flow information:
Taxes paid	$59	$46
Supplemental disclosure of non-cash investing and financing activities:
Accrual of property and equipment	$—	$169

Cash and cash equivalents	$28,593	$13,641
Restricted cash included in other assets	175	—
Total cash, cash equivalents, and restricted cash	$28,768	$13,641

Airgain, Inc. (in thousands, except per share data)

Unaudited Reconciliation of GAAP to non-GAAP Net Income (Loss)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
	2020		2019	2020	2019
Net income (loss)	$(736)	$(1,202)	$662	$(1,938)	$998
Stock-based compensation expense	654	668	542	1,322	1,056
Amortization	158	164	164	322	328
Other income	(36)	(124)	(189)	(160)	(376)
Provision for income taxes	174	16	23	190	52
Non-GAAP net income (loss) attributable to common stockholders	$214	$(478)	$1,202	$(264)	$2,058

Non-GAAP net income (loss) per share:
Basic	$0.02	$(0.05)	$0.12	$(0.03)	$0.21
Diluted	$0.02	$(0.05)	$0.12	$(0.03)	$0.20
Weighted average shares used in calculating non-GAAP income (loss) per share:
Basic	9,683	9,690	9,697	9,686	9,661
Diluted	9,857	9,690	10,128	9,686	10,071

Unaudited Reconciliation of GAAP to non-GAAP Operating Expenses

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
	2020		2019	2020	2019
Operating expenses	$5,992	$6,635	$6,189	$12,627	$12,796
Stock-based compensation expense	(654)	(668)	(542)	(1,322)	(1,056)
Amortization	(124)	(131)	(131)	(255)	(262)
Non-GAAP operating expenses	$5,214	$5,836	$5,516	$11,050	$11,478

Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
	2020		2019	2020	2019
Net income (loss)	$(736)	$(1,202)	$662	$(1,938)	$998
Stock-based compensation expense	654	668	542	1,322	1,056
Depreciation and amortization	278	286	255	564	596
Interest income, net	(47)	(124)	(189)	(171)	(376)
Provision for income taxes	174	16	23	190	52
Adjusted EBITDA	$323	$(356)	$1,293	$(33)	$2,326

Q3 Projections

Reconciliations of GAAP Net Loss to Non-GAAP Net Income, Operating
Expense, and EPS and to Adjusted EBITDA
For the Three Months Ended September 30, 2020
(in millions, except per share data)

Net Loss Reconciliation		Adjusted EBITDA Reconciliation
GAAP net loss	$(0.29)	GAAP net loss	$(0.29)
Stock-based compensation	0.65	Stock-based compensation	0.65
Amortization	0.16	Depreciation and amortization	0.28
Interest income, net	(0.05)	Interest income, net	(0.05)
Provision for income taxes	0.09	Provision for income taxes	0.09
Non-GAAP net income	$0.56	Adjusted EBITDA	$0.68

Operating Expense Reconciliation:
GAAP operating expenses	$6.17
Stock-based compensation	(0.65)
Amortization	(0.12)
Non-GAAP operating expenses	$5.40

EPS Reconciliation(1):
GAAP EPS	$(0.03)
Stock-based compensation expense	0.07
Amortization	0.02
Interest income, net	(0.01)
Provision for income taxes	0.01
Non-GAAP EPS	$0.06

(1)    Amounts are based on 9.7 million basic and 9.9 million diluted shares outstanding